Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Damon Inc. on Form S-1(MEF) (File No. 333-285872) of our report of Damon Motors Inc. dated September 26, 2024, which includes an explanatory paragraph as to Damon Motors Inc’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Damon Motors Inc. as of June 30, 2024 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 20, 2025